Exhibit 10.1

AMENDMENT NO. 1
TO
PROMISSORY NOTE DATED MAY 30, 2025

THIS AMENDMENT NO. 1 TO PROMISSORY NOTE DATED MAY 30, 2025 (this “Amendment No. 1”) is made and entered into as of July 10, 2025 by and among XCF Global, Inc. (f/k/a Focus Impact BH3 NewCo, Inc.), a Delaware corporation (the "Borrower"), Helena Global Investment Opportunities 1 Ltd or its assigns (the "Noteholder"), and, for the limited purposes identified in the Promissory Note dated May 30, 2025 (the “Original Note”), Randall Soule, an individual ( “Soule”), and together with the Borrower and Noteholder, the "Parties").

Pursuant to Section 12.11 of the Original Note, the Parties have agreed to amend the Original Note as set forth in this Amendment No. 1. Unless otherwise provided in this Amendment No. 1, all defined terms used in this Amendment No. 1 shall have the same meaning as provided in the Original Note.

1.	Amendment of Section 11.2 of the Original Note. Section 11.2 of the Original Note is hereby amended and restated in its entirety as follows:

“11.2   Upon the Noteholder’s receipt of two million four hundred thousand United States Dollars ($2,400,000) in (i) payments from the Borrower, and (ii) aggregate net proceeds (the proceeds minus clearing fees, brokerage fees, transfer agent fees, legal costs and taxes on gains associated with the sale of Advanced Shares) from the sale of Advanced Shares, the Noteholder shall transfer to Soule any Advanced Shares remaining in its possession at that time, and upon such transfer, Soule shall become the beneficial owner of such Advanced Shares and the Noteholder will have no further rights in and to such Advanced Shares; provided, however, that the Noteholder’s obligation to return such Advanced Shares to Soule may, at the option of the Noteholder, be satisfied by payment as directed by Soule of $2,249,771.14, in cash, to an account designated by Soule. Once the Noteholder has exercised this option for payment in cash, upon payment of the amount as directed by Soule provided herein, the Noteholder’s obligation to transfer such shares to Soule will have been satisfied as per its obligations under this Section 11.2. In connection with any transfer otherwise required by this Section 11.2, each of the Noteholder and Soule grants the Borrower a limited power of attorney for the purpose of effectuating the foregoing transfer, and agrees to take any and all action reasonably requested by the Borrower or the Borrower’s transfer agent necessary to effectuate such transfer.”

Addition of section 12 of the Original Note.

“12.1 Indemnification of the Investors.

a)
The Company will indemnify and hold each Investor, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:

i.	any material breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;
ii.	any material misrepresentation made by the Company in any Transaction Document or in any SEC Document;
iii.	any material omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

iv.
any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not such Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above;

v.
except, in the case of clauses (ii) and (iii) above, to the extent, but only to the extent, that such misrepresentation or omission is based upon information regarding such Investor furnished in writing to the Company by or on behalf of the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the 1933 Act, 1934 Act or any state securities law or any rule or regulation thereunder.

b)
If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor Party. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Investor Party under this Agreement (i) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Transaction Documents.

c)
In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

d)	The provisions of this Section 12.1 shall survive the termination or expiration of this Agreement.

2.
No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Original Note shall, subject to the amendments set forth in Section 1 of this Amendment No. 1, continue unmodified, in full force and effect and constitute legal and binding obligations of all Parties in accordance with its terms. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Upon the execution and delivery of this Amendment No. 1 by each of the Parties, the Original Note, as modified by this Amendment No. 1 shall constitute the Note for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of July 10, 2025.

XCF GLOBAL, INC. (f/k/a FOCUS IMPACT BH3 NEWCO, INC.)

By /s/ Mihir Dange
Name: Mihir Dange
Title: Chief Executive Officer

By its acceptance of this Amendment No. 1, Soule acknowledges and agrees to be bound by the provisions of Section 6, Section 11, and Section 12 of the Original Note, as amended by this Amendment No. 1.

SOULE

/s/ Randy Soule
Name: Randall Soule

By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions of Section 11 of the Original Note, as amended by this Amendment No. 1.

Helena Global Investment Opportunities 1 Ltd

By /s/ Jeremy Weech
Name: Jeremy Weech
Title: Managing Partner